Exhibit IX

THIRD AMENDMENT TO

LOAN AND SECURITY AGREEMENT

This THIRD AMENDMENT TO LOAN AND SECURITY AGREEMENT (this “Third Amendment”) is made as of November 28, 2012 (the “Third Amendment Date”), among indiePub Entertainment, Inc., a Delaware corporation (formerly known as ZOO ENTERTAINMENT, INC.) (“indiePub Entertainment”), ZOO GAMES, INC., a Delaware corporation (“Zoo Games”), ZOO PUBLISHING, INC., a New Jersey corporation (“Zoo Publishing”), and INDIEPUB, INC., a Delaware corporation (“indiePub,” and, together with indiePub Entertainment, Zoo Games and Zoo Publishing, the “Borrowers”), and MMB HOLDINGS LLC, a Delaware limited liability company (the “Lender”).

Recitals

WHEREAS, the Borrowers have borrowed from Lender and Lender has lent to Borrower the principal sum of SIX MILLION ONE HUNDRED THIRTY-ONE THOUSAND ONE HUNDRED AND TEN DOLLARS ($6,131,110) (plus capitalized interest as provided herein and therein) pursuant to that certain Loan and Security Agreement, dated as of March 9, 2012, as amended by that certain First Amendment thereto, dated as of July 30, 2012 (the “First Amendment”), and that certain Second Amendment thereto, dated as of November 9, 2012 (the “Second Amendment”) (as further amended, restated, modified or supplemented from time to time, including by this Third Amendment, the “Loan Agreement”), and evidenced by that certain Secured Promissory Note, made as of March 9, 2012 by the Borrowers in favor of Lender (the “Initial Promissory Note”), that additional Secured Promissory Note, made as of July 30, 2012 by the Borrowers in favor of Lender (the “Additional Promissory Note”), and that additional Secured Promissory Note, made as of November 9, 2012 by the Borrowers in favor of Lender (the “Second Additional Promissory Note”);

WHEREAS, the Borrowers desire to borrow from Lender additional sums up to an aggregate amount not to exceed EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($850,000) for the purposes permitted under the Loan Agreement;

WHEREAS, Lender is willing to make such additional loans up to an aggregate amount not to exceed EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($850,000) as Drawdowns and upon the terms and conditions set forth herein (collectively, the “Third Additional Loans”); and

WHEREAS, in consideration of the foregoing, Lender and Borrower desire to reduce the Conversion Price for the conversion of Obligations into shares of Common Stock from $0.40 per share to $0.15 per share and to cancel the Warrant and the Additional Warrant;

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby covenant and agree as follows:

8. Defined Terms. Capitalized terms used but not defined in this Third Amendment shall have the meanings assigned to them in the Loan Agreement.

9. Amendments to Loan Agreement.

(a) The Loans. All references to the “Loans” in the Loan Agreement and herein shall include (w) the original loans from the Lender to the Borrowers pursuant to the Loan Agreement and evidenced by the Initial Promissory Note in an aggregate principal amount as of the Third Amendment Date of FOUR MILLION THREE HUNDRED EIGHTY-ONE THOUSAND ONE HUNDRED AND TEN DOLLARS ($4,381,110), plus capitalized interest as provided herein and therein (the “Original Loans”), (x) the additional loans from the Lender to the Borrowers pursuant to the First Amendment and evidenced by the Additional Promissory Note in an aggregate principal amount as of the Third Amendment Date of ONE MILLION SIX HUNDRED THOUSAND DOLLARS ($1,600,000), plus capitalized interest as provided herein and therein (the “Additional Loans”), the additional loans from the Lender to the Borrowers pursuant to the Second Amendment and evidenced by the Second Additional Promissory Note in an aggregate principal amount as of the Third Amendment Date of ONE HUNDRED FIFTY THOUSAND DOLLARS ($150,000), plus capitalized interest as provided herein and therein (the “Second Additional Loans”), and (z) the Third Additional Loans, plus capitalized interest as provided herein and therein. Subject to, and upon all of the terms and conditions set forth in the Loan Agreement and herein and in reliance on the representations and warranties set forth herein and therein, the Lender agrees to make the Third Additional Loans to the Borrowers as Drawdowns.

(b) Other Amendments to the Loan Agreement.

(i) The following definitions set forth in Section 1.1 of the Loan Agreement are hereby amended and restated in its entirety as follows:

Remaining Drawdown Amount: as of any date of determination, the excess of (x) SIX MILLION NINE HUNDRED EIGHTY-ONE THOUSAND ONE HUNDRED AND TEN DOLLARS ($6,981,110) over (y) the sum of (i) the Factoring Agreement Rollover Advance, (ii) the Initial Advance and (iii) all Drawdowns.

(ii) Section 2.1(a)(iii) of the Loan Agreement is hereby amended and restated in its entirety as follows:

(iii) subject to the satisfaction of the conditions set forth in Section 3.2, the Lender shall make additional Loans to the Borrower from time to time (each such additional Loan, a “Drawdown”), up to an aggregate amount not to exceed FOUR MILLION FIVE HUNDRED SIXTY-SIX THOUSAND NINE HUNDRED FIFTY-TWO DOLLARS ($4,566,952) (the “Maximum Drawdown Amount”), which the Borrowers shall use solely for purposes approved by the Lender in its sole discretion.

(iii) Section 5.18 of the Loan Agreement is hereby amended and restated in its entirety as follows:

5.18 Capitalization. If SIX MILLION NINE HUNDRED EIGHTY ONE THOUSAND ONE HUNDRED AND TEN DOLLARS ($6,981,110) in Obligations were converted into Common Stock pursuant to Section 8.1 by the Lender on the Third Amendment Date, the Lender would receive no less than FORTY-SIX MILLION FIVE HUNDRED FORTY THOUSAND SEVEN HUNDRED THIRTY-THREE (46,540,733) shares of Common Stock, which would represent at least 74.9% of the issued and outstanding Common Stock as of the Third Amendment Date on a fully diluted basis.

(iv) The first sentence of Section 8.2 of the Loan Agreement is hereby amended to delete the words “$0.40 per share” and replace such deletion with the words “$0.15 per share”.

10. Conditions Precedent to Third Additional Loans. The obligation of the Lender to make the Third Additional Loans as Drawdowns shall be subject to the satisfaction (or waiver in accordance with Section 9.2 of the Loan Agreement) on and as of the date of such Drawdown of (x) all of the conditions precedent set forth in Section 3.2 of the Loan Agreement with respect thereto, and (y) the receipt by the Lender of a promissory note, dated as of the Third Amendment Date substantially in the form of Exhibit A hereto, which shall evidence the Borrowers’ obligation to pay the principal of, interest on, and other amounts owing under the Third Additional Loans (the “Third Additional Promissory Note”) and which shall be (i) an original or facsimile (followed promptly by an original) unless otherwise specified, (ii) properly and duly authorized, executed and delivered by the signing Borrower and each other party thereto, (iii) in form and substance satisfactory to the Lender (in its sole discretion), and (iv) a “Loan Document” as such term is defined the Loan Agreement.

11. Representations and Warranties. Each of the Borrowers hereby jointly and severally represents, warrants and covenants to the Lender as of the Third Amendment Date and each Drawdown Date occurring after the Third Amendment Date that:

(a) all of the conditions specified in Section 3.2 of the Loan Agreement have been satisfied in respect of any Drawdown to be funded on such date;

(b) each of the Borrowers is Solvent, both before and after giving effect to each advance of the Loans (including the Third Additional Loans);

(c) no Material Adverse Effect has occurred since the Closing Date;

(d) no Default or Event of Default has occurred and is continuing; and

(e) (i) the aggregate gross assets of Zoo Europe are not in excess of €1,500, (ii) notwithstanding Section 6.3(a)(v) of the Loan Agreement, the Borrowers will, in the event gross assets of Zoo Europe exceed €1,500, promptly notify the Lender within two Business Days thereafter, (iii) promptly comply with the reasonable instructions of the Lender to ensure perfection of Lender’s security interest in that portion of the Collateral which is held by Zoo Europe, and (iv) within 5 Business Days of the Third Amendment Date, deliver to Lender certificates representing all Capital Stock of Zoo Europe, accompanied by undated stock powers duly executed in blank.

12. Cancellation of Warrants. In consideration of the reduction of the Conversion Price from $0.40 per share to $0.15 share, and subject to the effectiveness and enforceability of such reduction, each of the Warrant and the Additional Warrant is hereby cancelled and shall have no further force or effect.

13. Reaffirmation. Each Borrower hereby (a) reaffirms, ratifies, confirms, and acknowledges its obligations under the Loan Agreement, and all the other Loan Documents, and agrees to continue to be bound thereby and perform thereunder, (b) agrees and acknowledges that all such Loan Documents and all of Borrower’s obligations thereunder are and remain in full force and effect and, except as expressly provided herein, have not been modified. Except as expressly provided herein, nothing in this Third Amendment shall alter or affect any provision, condition, or covenant contained in the Loan Agreement or other Loan Documents or affect or impair any rights, powers, or remedies of the Lender, it being the intent of the parties hereto that the provisions of the Loan Agreement and other Loan Documents shall continue in full force and effect except as expressly modified hereby. Without limiting the foregoing, each Borrower hereby confirms that the Borrowers’ obligations with respect to the Third Additional Loan and the Third Additional Promissory Note constitute Obligations secured by the Collateral.

14. Miscellaneous.

(a) Controlling Provisions. In the event of any inconsistencies between the provisions of this Third Amendment and the provisions of any other Loan Document, the provisions of this Third Amendment shall govern and prevail. Except as expressly modified by this Third Amendment, the Loan Documents shall not be modified and shall remain in full force and effect.

(b) Counterparts; Integration; Effectiveness. This Third Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Third Amendment and the other Loan Documents constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 3 hereof, this Third Amendment shall become effective when it shall have been executed by the Borrowers and the Lender. Delivery of an executed counterpart of a signature page of this Third Amendment by telecopy or by e-mail of a PDF or similar electronic image file shall be effective as delivery of a manually executed counterpart of this Third Amendment.

(c) Severability. Any provision of this Third Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(d) Further Assurances. At Lender’s request, Borrower shall promptly execute any other document or instrument and/or seek any consent or agreement from any third party that Lender reasonably determines is necessary to evidence or further, or is otherwise relevant to, the intent of the parties, as set forth in this Third Amendment, provided that the same shall not result in a decrease of the rights of Borrower or result in an increase in Borrower’s obligations under the Loan Documents.

(e) GOVERNING LAW. PURSUANT TO SECTION 9.9 OF THE LOAN AGREEMENT, THIS THIRD AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE.

(f) No Third Parties Benefited. This Third Amendment is made and entered into for the sole protection and legal benefit of the Borrowers and Lender and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Third Amendment or any of the other Loan Documents.

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first written above.

BORROWERS:

INDIEPUB ENTERTAINMENT, INC.

By:	/s/ Mark Seremet
	Name:	Mark Seremet
	Title:	Chief Executive Officer and President

ZOO GAMES, INC.

By:	/s/ Mark Seremet
	Name:	Mark Seremet
	Title:	Chief Executive Officer and President

ZOO PUBLISHING, INC.

By:	/s/ Mark Seremet
	Name:	Mark Seremet
	Title:	Chief Executive Officer and President

INDIEPUB, INC.

By:	/s/ Mark Seremet
	Name:	Mark Seremet
	Title:	Chief Executive Officer and President

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first written above.

LENDER:

MMB HOLDINGS LLC

By:	MOJOBEAR CAPITAL LLC, its managing member

By:	/s/ David E. Smith
	Name:	David E. Smith
	Title:	Managing Member